Exhibit 99.2 Press Release May 9, 2006

Chembio Supports CDC’s Recommendation For Routine HIV Testing

MEDFORD, N.Y. - May 9, 2006 - Chembio Diagnostics, Inc. (OTCBB:CEMI) supports the U.S. Centers for Disease Control and Prevention (CDC) plans to issue revised HIV testing guidelines which recommend that doctors begin voluntary HIV testing as a part of routine medical care, for everyone in the United States between the ages of 13 to 64.

Lawrence Siebert, President and CEO of Chembio, commented, “We are pleased the CDC will be revising its guidelines so as to recommend routine HIV testing. Routine testing will lead to early diagnosis, which is essential in the battle against AIDS. Individual awareness of HIV status reduces the spread of the disease and prolongs life. With the cost of antiretroviral drugs declining, it makes sense for everyone to be tested and receive appropriate treatment.”

On April 19th Chembio announced it had received an “approvable” letter from the U.S. Food and Drug Administration (FDA) for its SURE CHECK(R) HIV 1/2 and HIV 1/2 STAT-PAK(TM) rapid test Pre-Market Applications (PMAs). These tests detect HIV-1 and HIV-2 antibodies in four different sample matrices: finger-stick whole blood, venous whole blood, serum and plasma. Test results appear within approximately 15 minutes of sample application. The FDA letter states that Chembio’s PMA approval is subject only to final review by the FDA of the package inserts for each of the products, and other standard conditions related to all PMAs. Chembio therefore anticipates that the PMA will be approved in the very near future. Chembio is in discussions with a marketing partner for distribution of the products in the U.S.

ABOUT CHEMBIO
Chembio Diagnostics, Inc. possesses expertise in the development and manufacturing of rapid diagnostic tests for various infectious diseases. Chembio is participating in the frontlines of the global battle against the devastating AIDS pandemic. This battle, to which the United States alone has pledged $15 billion in international aid, is the impetus behind Chembio’s rapid HIV tests. Because rapid tests can detect HIV antibodies within minutes, the massive prevention and treatment programs that are now scaling up can be much more effective. The Company also manufactures additional rapid tests that it has developed for other deadly diseases, including human and veterinary Tuberculosis and Chagas Disease. References to Chembio Diagnostics, Inc. may actually refer to Chembio Diagnostic Systems, Inc., the wholly owned subsidiary of Chembio Diagnostics, Inc. Chembio is located at 3661 Horseblock Road, Medford, NY 11763. For additional information please visit www.chembio.com.

FORWARD-LOOKING STATEMENTS
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

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The Investor Relations Group 212-825-3210